                                                                  EXHIBIT (c)(7)



                                                                  EXECUTION COPY
                                                                  --------------



                             STOCK OPTION AGREEMENT


     STOCK OPTION AGREEMENT, dated as of November 20, 1997 (this "Agreement"), among INTERMEDIA COMMUNICATIONS INC., a Delaware corporation ("Purchaser"), and
                                                               ---------
the individuals and entities whose names and addresses are set forth at the foot of this Agreement (collectively, the "Stockholders", and each, individually, a
                                      ------------
"Stockholder"), it being understood that the Stockholders are executing this
------------
Agreement in their capacity as stockholders of the Company (as defined below) and not in their capacity as directors or officers of the Company.

     WHEREAS, Purchaser and its wholly owned subsidiary, Moonlight Acquisition Corp. (the "Subsidiary"), propose to enter into an Agreement and Plan of Merger,
            ----------
dated as of the date hereof (the "Merger Agreement"), with Shared Technologies
                                  ----------------
Fairchild, Inc., a Delaware corporation (the "Company"), which Merger Agreement
                                              -------
provides, among other things, for the acquisition of the Company by Subsidiary through a merger pursuant to which Subsidiary will merge with and into the Company (the "Merger") and all outstanding shares of Common Stock of the
              ------
Company, par value $.01 per share ("Company Common Stock") other than shares
                                    --------------------
held by Purchaser and Subsidiary will be converted into the right to receive $15.00 per share (the "Per Share Amount") and each outstanding share of
                       ----------------
Preferred Stock of the Company, par value, $.01 per share ("Company Preferred
                                                            -----------------
Stock") which is convertible into Common Stock and is not owned by Purchaser
-----
will be converted into the right to receive the Per Share Amount multiplied by the number of shares of Company Common Stock into which such share of Company Preferred Stock is convertible which would have been received had such share of Preferred Stock been converted immediately prior to the Merger (the "Preferred
                                                                     ---------
Stock Per Share Amount"), in each case, net to the holder thereof in cash; and
----------------------

     WHEREAS, as of the date hereof, the Stockholders own (both beneficially and of record) the number of shares of Company Common Stock, options to purchase Company Common Stock ("Options") and Company Preferred Stock set forth opposite their respective names at the foot of this Agreement; and

     WHEREAS, as a condition to the willingness of Purchaser and the Subsidiary to enter into the Merger Agreement, Purchaser and the Subsidiary have required that the Stockholders agree, and in order to induce Purchaser and the Subsidiary to enter into the Merger Agreement, the Stockholders have agreed, to enter into this Agreement governing the voting and disposition of the shares of Company Common Stock, Company Common Stock issuable upon exercise of Options and Company Preferred Stock now owned and which may hereafter be acquired by any of the Stockholders (the "Shares").
                                                                 ------

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.        Grant of Option.  Each Stockholder hereby grants to Purchaser an
          ---------------
          exclusive and irrevocable option (each an "Option", and together the
                                                     ------
          "Options") to purchase from such Stockholder any and all Shares held
          --------
          by such Stockholder (the "Option Shares") at a price equal to the Per
                                    -------------
          Share Amount, net to the Seller in cash, for each Share which is a share of Company Common Stock and a price equal to the Preferred Stock Per Share Amount, net to the Seller in cash, for each Share which is a share of Company Preferred Stock. Purchaser may assign to any subsidiary or affiliate of Purchaser (including Subsidiary) the right to exercise the Options. Each Option may be exercised individually from each Stockholder, in whole or in part, at any time or from time to time, on or after the date hereof and prior to the Termination Date (as defined below). No Stockholder shall, prior to the termination of the Option, take, or refrain from taking, any action which would have the effect of preventing or disabling such Stockholder from delivering the Option Shares or otherwise performing its obligations under this Agreement. In the event Purchaser wishes to exercise any Option, in whole or in part, the following procedures shall be followed:

          (a) Purchaser shall send a written notice to such Stockholder specifying the number and kind of Option Shares Purchaser will purchase and the place and date on or before the later of (x) ten business days from the date such notice is mailed, (y) two days after the date of expiration or termination of any applicable waiting period under Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and (z) two days after the receipt of any
                          -------
                    necessary approvals from the Federal Communications Commission (the "FCC") or any applicable State regulatory
                                     ---
                    authority for the closing of such purchase. If such closing is to occur sooner than ten business days from the date such notice is mailed, notice shall also be given at the time such written notice is given by telephone or telecopy. To the extent such notice provides for the purchase of Option Shares issuable upon exercise of Options, the Stockholder hereby agrees to exercise the option relating to such Option Shares sufficiently prior to such closing to permit certificates for such Option Shares to be delivered at such closing.

          (b) At the closing of such purchase, (i) Purchaser (or any affiliate or subsidiary of Purchaser) shall pay to such Stockholder the aggregate price for the Option Shares so purchased by certified or cashier's check or wire transfer of immediately available funds and (ii) such Stockholder shall deliver to Purchaser (or, at the option of Purchaser, an affiliate or subsidiary of Purchaser) a certificate or certificates, duly endorsed in blank or accompanied by stock powers duly executed in blank, representing the number of Option Shares purchased.

          (c) To the extent any Stockholder has sold any Option Shares to Purchaser pursuant to that certain purchase agreement dated the date hereof or pursuant to the Lender offer to be made pursuant to the Merger Agreement prior to the exercise of the Option, such Option Shares shall cease to be Option Shares subject to this Agreement.

2.        Voting of Shares.  Each Stockholder, until the Termination Date, shall
          ----------------
          cause the Shares owned by such Stockholder to be voted at any meeting of the stockholders of the Company or in any consent in lieu of such a meeting in favor of the consummation of the transactions contemplated by the Merger Agreement, against any transactions inconsistent therewith, and as otherwise reasonably requested by Purchaser in order to carry out the purposes of the Merger Agreement. For the purposes of this Agreement, "Termination Date" shall mean the earlier of (i)
                              ----------------
          two days after the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time (as defined in the Merger Agreement), and (iii) the termination of this Agreement by the mutual written agreement of the parties hereto or pursuant to the terms of
          Section 9 of this Agreement.

3.        Irrevocable Proxy.  Each Stockholder hereby irrevocably appoints
          -----------------
          Purchaser, until the Termination Date, as its attorney and proxy pursuant to the provisions of Section 212 of the General Corporation Law of the State of Delaware, with full power of substitution, to vote and take other actions (by written consent or otherwise) in favor of the consummation of the transactions contemplated by the Merger Agreement, against any transactions inconsistent therewith, and as otherwise reasonably required in order to carry out the purposes of the Merger Agreement, with respect to the Shares (and all other securities issued to the Stockholder in respect of the Shares) which each Stockholder is entitled to vote at any meeting of stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting) or in respect of any consent in lieu of any such meeting or otherwise. This proxy and power of attorney is irrevocable and coupled with an interest in favor of Purchaser. Each Stockholder hereby revokes all other proxies and powers of attorney with respect to the Shares (and all other securities issued to the Stockholder in respect of the Shares) which it may have heretofore appointed or granted, and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto.

4.        No Disposition or Encumbrance of Shares.  Each Stockholder hereby
          ---------------------------------------
          covenants and agrees that, until the expiration of the Options as provided in Section 1 of this Agreement, except as contemplated by this Agreement, the Stockholder shall not, and shall not offer or agree to, sell, transfer, tender, assign, hypothecate or otherwise dispose of, or create or permit to exist any security interest, lien, claim, pledge, option, right of first refusal, agreement, limitation on the Stockholder's voting rights, charge or other encumbrance of any nature whatsoever with respect to the Shares, except for the security interest arising from that certain Pledge Agreement dated as of March 13, 1996 between RHI Holdings, Inc. and Gadsby & Hannah (the "Pledge Agent") and except for the security interest arising from that certain Amended and Restated Pledge Agreement dated as of July 18, 1997 between RHI Holdings, Inc. and Citicorp USA, Inc. (the "Citicorp Pledge Agreement").

5.        No Solicitation of Transactions.  Each Stockholder shall not, directly
          -------------------------------
          or indirectly, through any agent or representative or otherwise, (i) solicit, initiate or encourage the submission of any proposal or offer from any individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 as amended), trust, association or entity or government, political subdivision, agency or instrumentality of a government (collectively, other than Purchaser and any affiliate of Purchaser, a "Person") relating to (a) any acquisition or purchase
                           ------
          of all or any of the Shares or (b) any acquisition or purchase of all or any portion of the assets of, or any equity interest in, the Company or any subsidiary of the Company or any business combination with the Company or any subsidiary of the Company or (ii) participate in any negotiations regarding, or furnish to any Person any information with respect to, or otherwise cooperate in any way with, or assist or participate or facilitate or encourage, any effort or attempt by any Person to do or seek any of the foregoing. Each Stockholder immediately shall cease and cause to be terminated all existing discussions or negotiations of the Stockholder and its agents or other representatives with any Person conducted heretofore with respect to any of the foregoing. Each Stockholder shall notify Purchaser promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The provisions of this Section 3 shall not apply to or restrict any action that may be taken by the Stockholder in its capacity as an officer or director of the Company.

6.        Legend on Certificates.  The certificate(s) evidencing the Shares and
          ----------------------
          the agreements evidencing the Options shall be endorsed with a restrictive legend substantially as follows:

                    The shares [options] evidenced by this certificate [agreement] are subject to a stock option agreement dated as of November 20, 1997 between the registered holder hereof and Intermedia Communications Inc., a copy of which is on file at the principal office of the Company. The holder of this certificate [agreement], by his acceptance hereof, agrees to be bound by all the terms of such agreement, as the same is in effect from time to time.

7.        Representations and Warranties of the Stockholders. Each Stockholder
          --------------------------------------------------
          hereby severally represents and warrants with respect to itself and its ownership of the Shares to Purchaser and the Subsidiary as follows:

     (a)  Authority Relative to this Agreement.  The Stockholder has all
          ------------------------------------
          necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Stockholder and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly and validly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally.

     (b)  No Conflict.  The execution and delivery of this Agreement by the
          -----------
          Stockholder does not, and the performance of this Agreement by the Stockholder will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to (other than pursuant to the HSR Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the Other Regulatory Approvals), any governmental or regulatory authority, domestic or foreign, (ii) conflict with or violate the Certificate of Incorporation or By-laws (or comparable organizational documents) of the Stockholder, (iii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Stockholder or by which any property or asset of the Stockholder is bound, or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature whatsoever on any property or asset of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any property or asset of the Stockholder is bound except that a consent pursuant to that certain Shareholders' Agreement dated March 13, 1996 by and among Shared Technologies Inc., RHI Holdings Inc. and Anthony D. Autorino (the "Shareholders Agreement") may be required and have been obtained.

     (c)  Title to the Shares.  The Shares and Options owned by the Stockholder
          -------------------
          (as set forth on the signature pages hereto) are all the Shares and Options of the Company owned, either of record or beneficially, by the Stockholder. The Stockholder owns all such Shares free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Stockholder's voting rights, charges and other encumbrances of any nature whatsoever (except for the liens granted to the Pledge Agent and pursuant to the Citicorp Pledge Agreement), and, except as provided in this Agreement, other than the Shareholders Agreement, the Pledge Agreement and the Citicorp Pledge Agreement, the Stockholder has not appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. RHI hereby agrees to obtain a release from their limitation on voting rights in the Citicorp Pledge Agreement within 10 days after the date of this Agreement.

     (d)  Brokers.  No broker, finder or investment banker is entitled to any
          -------
          brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

8.        Representations and Warranties of Purchaser.  Purchaser hereby
          -------------------------------------------
          represents and warrants to the Stockholders as follows:

     (a) Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the Stockholders, constitutes a legal, valid and binding obligation of Purchaser, enforceable against the Purchaser in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally.

     (b)  No Conflict.  The execution and delivery of this Agreement by
          -----------
          Purchaser does not, and the performance of this Agreement by Purchaser will not, (i) require any consent, approval, authorization or permit of, or filing with or notification to (other than pursuant to the HSR Act, the Exchange Act and the Other Regulatory Approvals), any governmental or regulatory authority, domestic or foreign, (ii) conflict with or violate the Certificate of Incorporation or By-laws of Purchaser, (iii) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Purchaser or by which any property or asset of Purchaser is bound, or (iv) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance of any nature whatsoever on any property or asset of Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which Purchaser or any property or asset of Purchaser is bound.

     (c)  Brokers.  Other than Bear, Stearns & Co., Inc., no broker, finder or
          -------
          investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.

9.        Termination of Agreement.  Purchaser reserves the right in its sole
          ------------------------
          discretion at any time hereafter to terminate this Agreement, the Options and all irrevocable proxies granted to it hereunder.


10.       Miscellaneous.
          -------------

     (a)  Expenses.  Except as otherwise provided herein or in the Merger
          --------
          Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     (b)  Further Assurances.  Purchaser and the Stockholders will execute and
          ------------------
          deliver all such further documents and instruments and take all such further action as may be necessary in order to consummate the transactions contemplated hereby.

     (c)  Specific Performance.  The parties hereto agree that irreparable
          --------------------
          damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof (without establishing the likelihood of irreparable injury or posting bond or other security) in addition to any other remedy to which they may be entitled at law or in equity.

     (d)  Entire Agreement.  This Agreement constitutes the entire agreement
          ----------------
          between Purchaser and the Stockholders with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between Purchaser and the Stockholders with respect to the subject matter hereof.

     (e)  Assignment.  This Agreement shall not be assigned by operation of law
          ----------
          or otherwise, except that Purchaser may assign all or any of its rights and obligations hereunder to any affiliate of Purchaser, provided that no such assignment shall relieve Purchaser of its obligations hereunder if such assignee does not perform such obligations.

     (f)  Obligations of Successors; Parties in Interest. This Agreement shall
          ----------------------------------------------
          be binding upon, inure solely to the benefit of, and be enforceable by, the successors and permitted assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     (g)  Amendment; Waiver.  This Agreement may not be amended or changed
          -----------------
          except by an instrument in writing signed by the parties hereto. Any party hereto may (i) extend the time for the performance of any obligation or other act of the other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     (h)  Severability.  The invalidity or unenforceability of any provision of
          ------------
          this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     (i)  Notices.  All notices, requests, claims, demands and other
          -------
          communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7(i)):

     if to Purchaser:

          Intermedia Communications Inc.
          3625 Queen Palm Drive
          Tampa, Florida 33619
          Attention: Chief Financial Officer
          Telecopy: (813) 829-2470

     with a copy to:

          Kronish, Lieb, Weiner & Hellman LLP
          1114 Avenue of the Americas
          New York, New York 10036
          Attention: Ralph J. Sutcliffe, Esq.
          Telecopy:  (212) 997-3527
     if to any Stockholder:

          at the respective addresses of such Stockholder set forth at the foot of this Agreement.

     (j)  Governing Law.  This Agreement shall be governed by, and construed in
          -------------
          accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

     (k)  Headings.  The descriptive headings contained in this Agreement are
          --------
          included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (l)  Counterparts.  This Agreement may be executed in one or more
          ------------
          counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     (m) The obligations of the Stockholders hereunder are several and no Stockholder shall be liable for any breach by any other Stockholder if his or its obligations hereunder.

     (n)  WAIVER OF JURY TRIAL.  EACH PARTY HERETO WAIVES ANY RIGHT IT MIGHT
          --------------------
          HAVE TO A JURY TRIAL OF ANY DISPUTE ARISING IN CONNECTION WITH THIS AGREEMENT.

11.       Consents.  Each of the Stockholders, the Company and RHI Holdings,
          --------
          Inc. hereby consents to the execution and delivery of this Agreement by all parties hereto and the grants of voting rights and Options pursuant hereto and agrees that all Option Shares purchased by Purchasers pursuant hereto shall be acquired free and clear of any obligation under the Shareholders Agreement.

     IN WITNESS WHEREOF, Purchaser has caused this Agreement to be executed by its officers thereunto duly authorized and the Stockholders and the Company have duly executed or caused this Agreement to be executed by its officers thereunto duly authorized as of the date first written above.

PURCHASER:
---------

INTERMEDIA COMMUNICATIONS INC.


By: /s/ Robert M. Manning
    ------------------------
    Name: Robert M. Manning
    Title: Senior Vice President and
      Chief Financial Officer



SHAREHOLDERS:                 NUMBER OF SHARES OWNED:
------------                  ----------------------


RHI HOLDINGS, INC.            6,225,000 Company Common Stock
                              ------------------------------
                                250,000 Company Preferred Stock
                              ---------------------------------


By: /s/ Donald Miller
    -----------------
    Name:  Donald Miller
    Title: Vice President
Address:  c/o The Fairchild Corporation
          300 West Service
          PO Box 10803
          Chantilly, Virginia
Attention: Donald Miller, Esq.
Telecopy: (703) 478-5775



                    [Signature Pages Continue on Next Page]

Anthony D. Autorino                    870,416 Company Common Stock
                                     ------------------------------
                                     Options to purchase 296,667
                                     ------------------------------
                                     shares of Company Common Stock
                                     ------------------------------

/s/ Anthony D. Autorino
-----------------------
Address:  c/o Shared Technologies Fairchild, Inc.
          100 Great Meadow Road
          Wethersfield, Connecticut 06109
Attention: Kenneth Doros
Telecopy: (860) 258-2455



Jeffrey J. Steiner                    up to 47,500 Company Common Stock
                                      -----------------------------------
                                      Options to purchase 116,667 shares
                                      ----------------------------------
                                      of Company Common Stock
                                      -----------------------

/s/ Jeffrey J. Steiner
----------------------
Address:  c/o The Fairchild Corporation
          300 West Service
          PO Box 10803
          Chantilly, Virginia
Attention: Donald Miller, Esq.
Telecopy: (703) 478-5775


SHARED TECHNOLOGIES FAIRCHILD INC.


By: /s/ Anthony Autorino
    --------------------
    Name:  Anthony Autorino
    Title: Chief Executive Officer